UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended: December 31, 2019

DATCHAT, INC.

(Exact name of issuer as specified in its charter)

Nevada	47-2502264
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

65 Church Street

2nd Floor

New Brunswick, NJ 08901

(Address of principal executive offices)

(732) 354-4766

(Issuer’s telephone number)

Common Stock
(Title of each class of securities issued pursuant to Regulation A)

Incorp Services, Inc.

3773 Howard Hughes Parkway

Suite 500S

Las Vegas, NV 89169

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with a copy to:

Richard A. Friedman, Esq.

Sheppard Mullin Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10012

(212) 653-8700

PART II

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K (this “Report” or “Annual Report”) contains forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Such forward-looking statements include statements regarding, among others, (a) our expectations about possible business combinations, (b) our growth strategies, (c) our future financing plans, and (d) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “approximate,” “estimate,” “believe,” “intend,” “plan,” “budget,” “could,” “forecast,” “might,” “predict,” “shall” or “project,” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found in this Annual Report.

Forward-looking statements are based on our current expectations and assumptions regarding our business, potential target businesses, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements as a result of various factors, including, without limitation, changes in local, regional, national or global political, economic, business, competitive, market (supply and demand) and regulatory conditions and the following:

●	Our ability to effectively execute our business plan

●	Our ability to manage our expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

We caution you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. All forward-looking statements speak only as of the date of this Annual Report. We undertake no obligation to update any forward-looking statements or other information contained herein.

Information regarding market and industry statistics contained in this Annual Report is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. Except as required by U.S. federal securities laws, we have no obligation to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements.

Item 1.  Business

DESCRIPTION OF BUSINESS

Corporate Background

DatChat, Inc. was initially incorporated in Nevada under the name YssUp, Inc. On March 4, 2015, an amendment to our articles of incorporation was filed with the Nevada Secretary of State changing YssUp, Inc.’s name to “DatChat, Inc.” On September 22, 2016, amended and restated articles of incorporation were filed with the Nevada Secretary of State in order to, among other things, authorize the Company to issue preferred stock.

General Overview

The Company created its flagship application, DatChat Messenger, to address the consumer need for a mobile messaging application offering a familiar and traditional messaging experience, combined with increased levels of privacy and control over messages, even after they are sent.

Observing that mobile messaging users are drawn to several different messaging platforms by specific capabilities, DatChat set out to create the DatChat Messenger & Personal Privacy Platform to consolidate popular messaging features, offer new and unique features, and deliver increased levels of privacy and security. As public concerns over privacy in an ever-expanding digital society grow, DatChat Messenger offers comfort to its users with extensive control over their messages, even after they are sent. DatChat Messenger allows users to not only control how long or how many times a message may be viewed by the recipient, but also allows the sender to erase the message, or entire conversation, after it is sent. DatChat’s goal is to make DatChat Messenger a leader in the mobile and secure messaging market based upon its proprietary technology and enhanced privacy and security features. Planned features include video messages, video chat, attachments, group chats and additional features to enhance the messaging experience.

DatChat Messenger

DatChat Messenger, with advanced privacy controls for users engaged in both individual and group messaging, provides users with enhanced control over their messages before and after they are sent. Users can select how long or how many times a message may be viewed by a recipient. After a message is sent, the sender may also adjust the extent to which the recipients may view the message. Additionally, senders may, at any time, delete individual messages or entire conversation from the recipient’s device.

Key Features

●	Extensive User Ability to Limit Message Availability to Recipients: Users can control the amount of views or time a message they send is available to the recipient or recipients in a group message.

●	User Control Over Sent Messages: Users may unilaterally delete messages off a recipient’s device. Users may also, at any time unilaterally delete or “Nuke” entire conversations off a recipient’s device.

●	Anti-Screenshot Protection: DatChat Messenger utilizes patent pending technology to give users who send messages the option to limit the recipient’s ability to screenshot and save the contents of the message. If a recipient is able to take a screenshot, the sender is notified.

The Market

In a worldwide forecast for mobile phone messaging dated July, 2017, eMarketer estimated that mobile phone messaging applications were going to be used by more than 1.82 billion consumers in 2017, up 15.5% on the previous year. eMarketer forecasted that, worldwide, 2.01 billion of smartphone users were going to use an over-the-top (OTT) mobile messaging application at least once a month in 2018. eMarketer defined mobile phone messaging apps as services that provide private one-to-one or one-to-many communication between registered users, where messages and calls are then transmitted via data connections and the mobile web. Mobile phone messaging application users are individuals who make use of such services on at least a monthly basis. The growth in popularity of messaging applications is projected to continue, and eMarketer predicts that by 2021, the number of chat application users worldwide will reach 2.48 billion smartphone users.

Absent the DatChat Messenger and personal privacy platform, users of mobile messaging applications must decide between sending either a regular or self-destructing (ephemeral) message. Other ephemeral applications such as Snapchat send one message at a time and don’t provide a conversational experience. Traditional messengers such as WhatsApp, Facebook Messenger and iMessage provide the message sender no way to control or destruct messages after they are sent. DatChat seeks to appeal to the market of users who want the control of an ephemeral application, with the practicality of a traditional regular messaging application.

Intellectual Property

Patents

On January 8, 2020, a utility patent application was filed with the USPTO, serial number is 16/736,858.

On August 20, 2019 the U.S. Patent and Trademark Office issued U.S. Patent No. 10,387,674 B2 (“Systems And Methods For Transforming Electronic Content”)

On June 6, 2016, a utility patent application was filed with the USPTO, serial number is 15/174,204.

On June 4, 2015, a non-provisional patent application was filed, serial number is 62/170,90.

Trademark and Trade Name

We filed a trademark application for “DatChat” on March 7, 2018 with the U.S. Patent and Trademark Office. We operate under the domains datchat.com, datchat.net, and datchats.com.

Competition

The current market for mobile messenger applications is highly competitive and we expect that it will remain competitive. There are currently several large companies who provide mobile messenger applications and we expect several more competitors to enter into this market in the next few years. Well established competitors include Snapchat, WhatsApp, Facebook Messenger, and Apple iMessage.

Software and Development

Our ability to compete depends in large part on our continuous commitment to research and development, our ability to rapidly introduce new features and functionality, and our ability to improve proven applications for established markets in which we have competitive advantages. We intend to work closely with our customers to continuously enhance the performance, functionality, usability, reliability and flexibility of DatChat Messenger.

Our software and development team is responsible for the design enhancements, development, testing and certification of our applications. In addition, we may, in the future, utilize third parties for our automated testing, managed upgrades, software development and other technology services. Our software and development expenses which primarily consisted of salaries for software programming services were approximately $228,849 in fiscal year 2018 and approximately $190,965 for fiscal year 2019 which are included in compensation expense. Also, under development are video messages and video messages containing hidden messages embedded in the video stream. The video messaging currently under development will allow for the user to change the number of views allowed or destruct the message after being sent, in addition to setting the message to auto-self-destruct. Also, under development is a private and encrypted social wall/network.

Blockchain Technology

We currently have a decentralized messaging platform under development that will be powered by a decentralized global messaging system, distributed ledger and a distributed storage system. Currently in development, we intend to build the DatChat platform on our micro-blockchain technology. The platform will allow for immutable and ephemeral chains, content delivery and third-party application development.

Currently under development, our “micro” blockchain system currently will be permissioned, private, and controlled. A “micro” blockchain permanently deletes itself when it has outlived its usefulness or utility. Our digital rights management tools can give chains a “life,” or control it by reaching consensus within the chain. This will allow users to prevent a message from being forwarded after it is received by the initial recipient, and also allows chains to be permanently erased by the originator

Email and messaging are two of the most widely used and oldest internet applications, and we believe that they are both in desperate need of an interface overhaul. Lacking any real privacy or control, we believe that email and messaging are potentially the greatest application of blockchain. One of the biggest threats to a user’s privacy comes from relying on others to protect our information. While most cyber-security companies are focused on keeping intruders out, DatChat is uniquely focused on developing cyber-security solutions for user’s both before and after a user selects “send” or “submit.”

Marketing and Monetization

DatChat Messenger is currently offered for free at on Apple’s App Store and Google Play. Initial marketing is expected to consist of public relations, “cost-per-install” campaigns, social media marketing using the Facebook’s ad platform and other readily available advertising platforms.

We anticipate utilizing social influencers and additional public relations strategies to promote DatChat on a global basis, which also includes making DatChat Platform available for use in other languages.

We also anticipate adding in-app purchases such as user customization features, unique emoticons, stickers and long form video messages to monetize DatChat Messenger.

We anticipate monetizing DatChat with a subscription-based service for small and medium size businesses. In the future, we may develop other mobile applications and services for consumers once our user base reaches a level at which we deem it to be economically feasible. No assurance can be given that new or future applications will be successfully developed by us that they will be accepted by users or that they will result in revenue to us.

Growth Strategy

We plan to grow both organically and through strategic acquisitions. Our growth strategy includes enhancing our products and services to grow our customer base and enter the global market. We plan to further increase our brand awareness and build trust with our users through increased public relations, social media, and advertising.

Our growth begins with improved products and new services. Improved products and new services will assist us in appealing to a large and diverse customer base. For example, our “Nuke” feature in DatChat Messenger provides critical functionality for users allowing them to erase an entire conversation on the message recipient’s phone, including messages the recipient had sent. We plan to create services tailored to corporate clients, which we believe will create a new market with businesses. We also plan to offer DatChat Messenger in versions compatible with languages other than English, allowing us to expand into the non-English speaking market.

We believe there is significant opportunity to expand our relationship with existing customers by selling additional products and services such as mobility applications, secure business communication services, and secure social networking.

In addition to continuing to develop our solutions organically, we intend to evaluate strategic opportunities and anticipate that we will selectively pursue acquisitions of, and strategic investments, in businesses and technologies that will strengthen and expand the features and functionality of our solutions or provide access to new customers.

We intend to continue to leverage data and insights to personalize the product and customer care experiences of our customers as well as tailor our solutions and marketing efforts to each of our customer groups. We are constantly seeking to improve our website, marketing programs, and customer care to intelligently reflect where customers are in their lifecycle and identify their specific product needs. We intend to continue investing in our technology and data platforms to further enable our personalization efforts.

Additionally, we have also identified long-term opportunities in services other than messaging where we believe we can utilize our technology and resources. We intend to continue to introduce new applications, as well develop additional features and capabilities for DatChat Messenger and decentralized messaging and email platform.

On March 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Spherix Incorporated, a Delaware corporation (“Spherix”), Spherix Merger Subsidiary Inc., a Nevada corporation and a wholly-owned Subsidiary of Spherix (“Merger Sub”), and Darin Myman, in his capacity as the representative from and after the effective time of the Merger (the “Effective Time”) for the stockholders of DatChat as of immediately prior to the Effective Time (the “Stockholder Representative ”). After further negotiations, the Company has determined not to pursue the Merger with Spherix, and on August 8, 2018, entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Spherix pursuant to which the Company and Spherix agreed to terminate the Merger.

Employees

DatChat currently employs three (3) full time employees. None of DatChat’s employees are members of a union. In addition, DatChat utilizes one independent contractor for marketing.

Legal Proceedings

We are not currently involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company, threatened against or affecting our Company, our Common Stock, or our officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Recent Developments

Securities Purchase Agreement with Spherix

On October 1, 2019, the Company entered into a Securities Purchase Agreement with Spherix. The Company agreed to purchase back the 2,250,000 warrants and 2,000,000 shares of the Company’s common stock currently owned by Spherix and pay-off the $300,000 convertible note (collectively “Securities”) in consideration for cash purchase price of $250,000 to be paid in five equal installments of $50,000 at the end of each calendar month commencing October 31, 2019. As continuing collateral security for the Company’s obligation to pay the purchase price installments, the Company hereby pledges and assigns to Spherix a continuing security interest in the Securities. The Company paid a total of $100,000 towards this agreement which has been recorded as an advance deposit on the balance sheet as of December 31, 2019. Additionally, Spherix agreed to defer the December 31, 2019 installment payment at the Company’s request in exchange for the issuance of 50,000 shares of the Company’s common stock. In February 2020, the Company made a third installment payment of $50,000 to Spherix. We are currently negotiating on another forbearance agreement related to the 4th and last installment payment.

Merger with Spherix Incorporated

On on March 12, 2018, DatChat, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger”) with Spherix, Inc. (“Spherix”), as amended on May 3, 2018 (the “Merger Agreement”). After further negotiations, the Company has determined not to pursue the Merger with Spherix, and on August 8, 2018, entered into a securities purchase agreement (the “Securities Purchase Agreement”) with Spherix pursuant to which the Company and Spherix agreed to terminate the Merger.

In addition to the Termination, Spherix agreed to make a $1,000,000 strategic investment in the Company which consisted of (a) a cash payment of $500,000, (b) the forgiveness of prior advances made to the Company by Spherix, and (c) an obligation of Spherix to pay certain specific future compensation expenses of the Company (with such amounts in (b) and (c) above not to exceed a maximum of $500,000 in the aggregate); in exchange for 1,000,000 of restricted shares of the Company’s common stock.

Preferred Stock Returned to Treasury

On September 22, 2016, DatChat issued Darin Myman, DatChat’s Chief Executive Officer, one (1) share of Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred”). Each share of the Series A Preferred had voting rights equal to (x) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote divided by (y) forty nine one-hundredths (0.49) minus (z) the total issued and outstanding Common Stock and preferred stock eligible to vote at the time of the respective vote.

On March 12, 2018, the Company entered into a Return to Treasury Agreement with Mr. Myman, whereby Mr. Myman surrendered his single share of Series A Preferred in consideration for $100. The Company has not issued any new shares of Series A Preferred.

RISK FACTORS

The Risk Factors set forth in our Offering Circular on Form 1-A are incorporated by reference into this Annual Report. In addition, the following risk factors in this Annual Report are intended to update the Risk Factors as set forth in our Offering Circular on Form 1-A. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Annual Report.

Risks Related to our Business and Industry

We have a limited operating history and have not yet generated any revenues.

Our limited operating history makes evaluating the business and future prospects difficult, and may increase the risk of your investment.  DatChat was incorporated in 2014, and since then there has been a limited amount of downloads of DatChat Messenger. To date, we have no revenues. Since inception through December 31, 2019 we have recorded net accumulated losses totaling $15,782,042. We intend, in the long term, to derive revenues from advertisement sales, technology licensing, and other forms of revenue. DatChat Messenger is available for download on certain mobile platforms and we are developing compatibility on with other platforms. We also continue to develop and refine functions of DatChat Messenger.

We may fail to develop new products, or may incur unexpected expenses or delays.

Although we currently have a fully developed application available for download, DatChat Messenger, we may need to develop various new technologies, products and product features and to remain competitive. Due to the risks inherent in developing new products and technologies — limited financing, loss of key personnel, and other factors — we may fail to develop these technologies and products, or may experience lengthy and costly delays in doing so. Although we are able to license some of our technologies in their current stage of development, we cannot assure that we will be able to develop new products or enhancements to our existing products in order to remain competitive.

Terms of subsequent financings may adversely impact your investment.

We may have to engage in common equity, debt, or preferred stock financing in the future.  Your rights and the value of your investment in the common stock could be reduced.  Interest on debt securities could increase costs and negatively impacts operating results.  Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital.  The terms of preferred stock could be more advantageous to those investors than to the holders of Common Stock.  In addition, if we need to raise more equity capital from the sale of Common Stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment.  Shares of Common Stock that we sell could be sold into any market which develops, which could adversely affect the market price.

We are dependent on our management to achieve our objectives, and our loss of, or inability to obtain, key personnel could delay or hinder implementation of our business and growth strategies, which could adversely affect the value of your investment.

Our success depends on the diligence, experience and skill of our Board of Directors (the “Board”) and officers, especially Mr. Darin Myman, our Chief Executive Officer and Chairman. The loss of Mr. Myman, any future director, or any other key person could harm our business, financial condition, cash flow, and results of operations. Any such event would likely result in a material adverse effect on your investment.

We may face intense competition and expect competition to increase in the future, which could prohibit us from developing a customer base and generating revenue.

We are entering into the mobile application industry, specifically the mobile messaging market, which is already saturated with established companies. Many of these companies, including Apple Inc. (“Apple”), Alphabet Inc. (“Google”), and Facebook, Inc., already have an established market in our industry. Most of these companies have significantly greater financial and other resources than us and have been developing their products and services longer than we have been developing ours.

We do not offer any services other than DatChat Messenger, and we must establish our customer base. If we are unable to convince users to switch to DatChat Messenger for mobile messaging or use DatChat Messenger in addition to other mobile messaging applications, our operations may be materially affected or cease altogether.

DatChat Messenger is based on new and unproved technologies and is subject to the risks of failure inherent in the development of new products and services.

Because DatChat Messenger is based on certain new technologies, it is subject to risks of failure that are particular to new technologies, including the possibility that:

●	DatChat Messenger may not gain market acceptance;

●	proprietary rights of third parties may preclude us from marketing a new product or service;

●	DatChat Messenger may not receive the exposure required to obtain new users; or

●	third parties may market superior products or services.

Major network failures could have an adverse effect on our business.

Our technology infrastructure is critical to the performance of DatChat Messenger and customer satisfaction. DatChat Messenger runs on a complex distributed system, or what is commonly known as cloud computing. Some elements of this system are operated by third-parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. If we experience significant service interruptions, which could require significant resources to resolve, it could result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to maintain a good relationship with the markets where DatChat Messenger is distributed, our business will suffer.

Apple’s “App Store” is the primary distribution, marketing, promotion and payment platform for DatChat Messenger. Any deterioration in our relationship with Apple or any application market place we utilize in the future would harm our business and adversely affect the value of our stock.

We are subject to Apple’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of mobile applications on its platform. Our business would be harmed if:

●	Apple discontinues or limits access to its platform by us and other application developers;

●	Apple modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Apple changes how the personal information of its users is made available to application developers on their respective platforms or shared by users;

●	Apple establishes more favorable relationships with one or more of our competitors;

●	Apple limits our access to its application marketplace because DatChat Messenger provides mobile messaging services similar to Apple; or

●	Apple makes changes in its operating system or development platform that are incompatible with our technology.

We have benefited from Apple’s strong brand recognition and large user base. If Apple loses its market position or otherwise falls out of favor with mobile users, we would need to identify alternative channels for marketing, promoting and distributing DatChat Messenger, which would consume substantial resources and may not be effective. In addition, Apple has broad discretion to change their terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. Any such changes in the future could significantly alter how DatChat Messenger users experience or interact within it, which may harm our business.

If third parties claim that we infringe their intellectual property, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in the mobile application market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We may not be able to adequately protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We plan to rely primarily on copyright, service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. We also pursue the registration of our domain names, trademarks, and service marks in the United States. We have also filed an application to register a patent. However, we cannot provide any assurance that this application or any future application will ultimately result in an issued patent or, if issued, that it will provide sufficient protections for our technology against competitors. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of mobile applications, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to mobile applications covering issues such as:

●	user privacy;

●	taxation;

●	right to access personal data;

●	copyrights;

●	distribution; and

●	characteristics and quality of services

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, encryption, taxation, libel, export or import matters and personal privacy to mobile applications is uncertain. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our applications, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the mobile industry, including user privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

The mobile application industry is subject to rapid technological change and, to compete, we must continually enhance DatChat Messenger.

We must continue to enhance and improve the performance, functionality and reliability of DatChat Messenger. The mobile application industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our product and services obsolete. We have discovered that some of our customers’ desire additional performance and functionality not currently offered by DatChat Messenger or by the underlying technology. Our success will depend, in part, on our ability to both internally develop leading technologies to enhance our application, develop new mobile applications and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to create revenue and expand our business.

Defects in DatChat Messenger and the technology powering it may adversely affect our business.

Tools, code, subroutines and processes contained within DatChat Messenger may contain defects not yet discovered or contained in updates and new versions. Our introduction of new mobile applications or updates and new versions with defects or quality problems may result in adverse publicity, reduced downloads and use, product redevelopment costs, loss of or delay in market acceptance of our products or claims by customers or others against us. Such problems or claims may have a material and adverse effect on our business, prospects, financial condition and results of operations.

We could be harmed by improper disclosure or loss of sensitive or confidential data.

In connection with the operation of our business, we plan to process and transmit data. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under laws and regulations that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we and our third-party vendors follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings, such as mobile technology. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

A material breach in security relating to our information systems and regulation related to such breaches could adversely affect us.

Information security risks have generally increased in recent years, in part because of the proliferation of new technologies and the use of the Internet, and the increased sophistication and activity of organized crime, hackers, terrorists, activists, cybercriminals and other external parties, some of which may be linked to terrorist organizations or hostile foreign governments. Cybersecurity attacks are becoming more sophisticated and include malicious attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in critical systems, unauthorized release of confidential or otherwise protected information and corruption of data, substantially damaging our reputation. Our failure to prevent security breaches, or well-publicized security breaches affecting the internet in general, could significantly harm our reputation and business and financial results.

There currently is no public trading market for our securities and an active market may not develop or, if developed, be sustained.  If a public trading market does not develop, you may not be able to sell any of your securities.

There is currently no public trading market for our Common Stock, and an active market may not develop or be sustained.  If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your shares at any price.  Even if a public market does develop, the market price could decline below the amount you paid for your shares.

The ability of a stockholder to recover all or any portion of such stockholder’s investment in the event of a dissolution or termination may be limited.

In the event of a dissolution or termination of the Company, the proceeds realized from the liquidation of the assets of the Company or such subsidiaries will be distributed among the stockholders, but only after the satisfaction of the claims of third-party creditors of the Company. The ability of a stockholder to recover all or any portion of such stockholder’s investment under such circumstances will, accordingly, depend on the amount of net proceeds realized from such liquidation and the amount of claims to be satisfied therefrom. There can be no assurance that the Company will recognize gains on such liquidation, nor is there any assurance that Common Stock holders will receive a distribution in such a case.

Item 2. Management’s Discussion And Analysis Of Financial Condition And Results Of Operations

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and the notes thereto appearing elsewhere in this Annual Report on Form 1-K. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements,” and elsewhere in this Annual Report. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Summary of Results

Revenue

The Company did not generate any revenues during the years ended December 31, 2019 and 2018 and we do not anticipate that we will generate revenue for the foreseeable future.

Cost of Goods Sold

The Company remains in developmental stage and, in conjunction with not having any operational revenue, it has incurred no Cost of Goods and Services Sold.

General and administrative expenses

General and administrative expenses for the years ended December 31, 2019 and 2018 were $310,854 and $245,261. As reflected in the table below, general and administrative expenses primarily consisted of the following expense categories: marketing, advertising and promotion, insurance and rent expenses. The other general and administrative expenses primarily consisted of payments for travel, internet and other office expenses, none of which is significant individually.

	Years ended December 31,
	2019	2018
Marketing, advertising and promotion	$217,341	$141,446
Amortization of software development cost	—	26,882
Rent expense	35,200	32,924
Other general and administrative expenses	58,313	44,009
Total general and administrative expenses	$310,854	$245,261

Professional and consulting fees

During the years ended December 31, 2019 and 2018, the Company reported professional and consulting fees of $167,468 and $3,882,065, respectively which are principally comprised of the following items:

•	During the years ended December 31, 2019 and 2018, the Company incurred $73,100 and $77,992 in audit and legal fees related to the Company’s annual audit of its financial statements for the years ended December 31, 2019 and 2018, and legal fees resulting from work on the Company’s various regulatory and financing matters.

•	The Company incurred $88,069 and $3,800,732 of consulting fees primarily related to stock-based compensation expense from the issuance of shares of common stock to consultants for sales, marketing, investor relation and other incidental services for the years ended December 31, 2019 and 2018, respectively.

•	The remaining amounts attributed to professional fees incurred by the Company during the years ended December 31, 2019 and 2018 are attributed to various types of professional fees, none of which is significant individually.

Compensation expenses

Compensation and related expenses for the years ended December 31, 2019 and 2018 were $502,277 and $497,886, respectively, relates to salaries, health insurance and other benefits of our three officers and hiring of additional employees.

Other Expense

During the years ended December 31, 2019 and 2018, the Company reported other expense of $5,576,737 and $288,621, respectively. Other expense includes interest expense and amortization of original issue discounts on notes payable of $176,218 and loss on debt extinguishment of $5,400,569 pursuant to a Forbearance and Exchange Agreement with a note holder.

At December 31, 2019 the aggregate outstanding balances on the Company’s borrowings was $316,500. The Company has classified these borrowings as notes payable, related parties of $16,500. Additionally, the Company has an outstanding balance of $300,000 from the issuance of a convertible note as of December 31, 2019.

Net Loss

For the foregoing reasons, the Company’s net loss for the years ended December 31, 2019 and 2018, was $6,557,336 and $4,913,833, respectively.

Liquidity, Capital Resources and Plan of Operations

As of December 31, 2019, we had cash totaling approximately $70,800.

Going Concern Consideration

As reflected in the accompanying financial statements, the Company has no revenue generating operations and has a net loss since inception of approximately $15.8 million. In addition, there is a working capital deficiency of approximately $364,000 as of December 31, 2019. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

Net cash used in operating activities totaled approximately $1,038,000 and $979,000 for the years ended December 31, 2019 and 2018, respectively. Net loss for the years ended December 31, 2019 and 2018 totaled approximately $6,557,000 and $4,914,000, respectively. Loss on debt extinguishment for the year ended December 31, 2019 was approximately $5,400,000, total amortization expense of $42,000, stock-based compensation of $10,000 and stock-based forbearance fee of $100,000. Total advance deposits increased by $100,000, total accounts payable and accrued expenses increased by approximately $86,000 and operating lease liabilities decreased approximately $20,000 during the year ended December 31, 2019. Stock based compensation expense for the years ended December 31, 2018 was approximately $3,692,500 and total amortization expense of $305,000. Total prepaid expense increased by $6,000 and accounts payable and accrued expenses decreased by approximately $56,000 during the year ended December 31, 2018.

Net cash provided by financing activities totaled approximately $910,000 and $1,135,000 for the years ended December 31, 2019 and 2018, respectively. During the year ended December 31, 2019, financing activities was primarily attributable to net proceeds of approximately $708,600 from the sale of common stock and $207,497 from the collection of subscription receivable and $236,783 of advance from a related party offset by $242,887 total repayment of related party advances and note payable-related parties. During the year ended December 31, 2018, financing activities consisted of net proceeds of approximately $1,046,413 from the sale of common stock, $240,000 from the issuance of convertible note payable and $43,236 of advances from a related party offset by $93,723 repayment of related party advances and $101,000 repayment of notes.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We do, however, purchase equipment and software necessary to conduct our operations on an as needed basis.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Recently Issued Accounting Pronouncements

Refer to the notes to the audited financial statements.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Management believes the following critical accounting policies affect the significant judgments and estimates used in the preparation of the financial statements.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, valuation of warrants issued with debt, and the value of stock-based compensation expenses.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718, “Compensation — Stock Compensation” (“ASC 718”), which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). ASC 718 also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through March 31, 2018, pursuant to ASC 505-50 - Equity-Based Payments to Non-Employees, all share-based payments to non-employees, including grants of stock options, were recognized in the consolidated financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions were expected to be met. Using a Black Scholes valuation model, the Company periodically reassessed the fair value of non-employee options until service conditions were met, which generally aligned with the vesting period of the options, and the Company adjusted the expense recognized in the financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. Effective April 1, 2018, the Company adopted ASU No. 2018-07 which did not have any material impact on the Company’s financial statements.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities all leases with a term greater than 12 months regardless of their classification. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The updated guidance is effective for interim and annual periods beginning after December 15, 2018.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease right of use assets (“ROU”) assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Item 3. Directors and Officers

The following table sets forth information regarding our executive officers, directors and significant employees, including their ages as of the date of this Annual Report:

Name	Position	Age	Term of Office
Executive Officer
Darin Myman	Chief Executive Officer, Chief Financial Officer, and Director	55	1 year

Significant Employees
Peter Shelus	Chief Technology Officer	36	1 year
Jeffrey Albeck	Vice President of Development	36	1 year

Darin Myman, Age 55, Chief Executive Officer, Chief Financial Officer, and Director

Mr. Myman is a co-cofounder of DatChat and has served as DatChat’s Chief Executive Officer since January 1, 2016. Prior to DatChat Mr. Myman was a co-founder and Chief Executive Officer of Wally World Media, Inc. a public company. He also has served as the Chief Executive Officer and a member of PeopleString’s Board of Directors since PeopleString’s inception. Mr. Myman developed extensive Internet skills through a variety of positions. He has executive management and founder experience having served as a co-founder and Chief Executive Officer of BigString Corporation, a publicly traded company, since October 2005. He also has corporate governance and board experience having served as a member of BigString’s Board of Directors since BigString’s inception. Prior to BigString, Mr. Myman was a co-founder and Chief Executive Officer of LiveInsurance.com, the first online insurance broker that pioneered the electronic storefront for large national insurance agencies. Prior to co-founding LiveInsurance.com, he served as a Vice President of the online brokerage services unit of Westminster Securities Corporation. Mr. Myman’s aforementioned experience and skills make him a valued advisor and highly qualified to serve as our Chief Executive Officer and Director.

Peter Shelus, Age 36, Chief Technology Officer

Mr. Shelus is a co-founder of DatChat and has served as the Company’s Chief Technology Officer since January 1, 2016. Mr. Shelus has over 10 years of ephemeral messaging and mobile video development experience. As a lead engineer for one of the first ephemeral messaging platforms “BigString”, Mr. Shelus has been a pioneer and thought leader ahead of his time in secure messaging having developed patented technology that became a cornerstone of self-destructing messaging. Mr. Shelus graduated from Rutgers University with honors and a degree in Computer Science.

Jeffrey Albeck, Age 36 Vice President of Development

Mr. Albeck is a co-founder of DatChat and has served as Vice President of Development since January 1, 2016. Mr. Albeck holds high expertise in website UI development, HTML5, CSS3, jQuery, and PHP. Additionally, he has extensive facebook and mobile UI development experience, having worked on such high profile projects such as Audible.com. Mr. Albeck graduated DeVry University with a degree in Computer Science and Graphic Design.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act of 1936, as amended), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

EXECUTIVE COMPENSATION

The following table represents information, as of December 31, 2019 and 2018, regarding the total compensation of our executive officers and director of the Company since inception:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Darin Myman	2018	$206,658	$0	$0	$0	$0	$0	$0	$206,658
Chief Executive Officer	2019	$195,926	$0	$0	$0	$0	$0	$0	$195,926

Peter Shelus	2018	$127,538	$0	$0	$0	$0	$0	$0	$127,538
Chief Technology Officer	2019	$111,932	$0	$0	$0	$0	$0	$0	$111,932

Director Compensation

Our sole director does not receive compensations for serving on the Board.

Item 4. Security Ownership of Management and Others in Certain Securityholders

Our authorized capital stock consists of 200,000,000 shares, of which 180,000,000 are shares of Common Stock, par value $0.0001 per share, and 20,000,000 are shares of preferred stock, par value $0.0001 per share.  As of April 27, 2020, there were 26,688,608 shares of our Common Stock issued and outstanding, all of which were fully paid, non-assessable and entitled to vote, and no shares of Series A Preferred issued and outstanding. Each share of our Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth information as of April 27, 2020, with respect to the beneficial ownership of our Common Stock by (i) each of our officers and directors, (ii) our officers and directors as a group and (iii) each person known by us to beneficially own ten percent (10%) or more of our outstanding Common Stock.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of April 27, 2020. For purposes of computing the percentage of outstanding shares of our Common Stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days of April 27, 2020 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Name of Beneficial Holder(1)	Common Stock Beneficially Owned	Percentage of Ownership of Outstanding Common Stock(2)
10% Beneficial Shareholders
Robb Knie	3,500,000	13.1%
Spherix, Inc.	3,050,000	11.4%
Officers and Directors
Darin Myman	3,500,250	13.1%
Peter Shelus	2,000,000	7.5%
Officers and Directors as a Group (2 persons)		20.6%

(1)	As of April 27, 2020 there were 26,688,608 shares of Common Stock, and no shares of Series A Preferred, issued and outstanding.

(2)	The address of each person is c/o DatChat, Inc., 65 Church Street, 2nd Floor, New Brunswick, NJ 08901 unless otherwise indicated herein.

Item 5. Interest of Management and Others in Certain Transactions

The Company was a participant in the following transactions with a member of our Board, an executive officer, a holder of more than 10% of our voting securities, or an immediate family member of any of the above individuals, in which the amount involved exceeded $1,201 for fiscal years ended December 31, 2019 and 2018 (the lesser of $120,000 and one percent of the average of the Company’s total assets at fiscal years ended December 31, 2019 and 2018):

The Company’s officer, Mr. Darin Myman, from time to time, provided advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to the officer of $13,685 and $6,289, respectively. These advances are short-term in nature and non-interest bearing.

On May 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $30,000 to a principal stockholder of the Company. The note was due on July 29, 2015. The annual interest rate for the loan is 10%. The Company defaulted to repay the note when it was due. On February 25, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 31, 2016. In accordance with the extension agreement, the Company and the lender agreed to increase the amount of the principal of the note by $5,000 as penalty for the Company’s failure to repay the note on July 29, 2015. In connection with the increase in principal amount of $5,000, the Company recorded non-cash interest expense of $5,000 on February 25, 2016. On October 25, 2017, the Company agreed to pay an additional $5,000 as penalty fee for the extension of maturity date to June 30, 2018. Between October 2018 and November 2018 the Company paid a total principal amount of $10,000. Between March 2019 and December 2019, the Company paid a total principal amount of $13,500. As of December 31, 2019, and 2018, the principal balance of this note was $16,500 and $30,000, respectively. This note is currently in default.

On June 26, 2015, the Company entered into a promissory note agreement, providing for the issuance of a promissory note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the loan was 10%. In August 2018, the Company fully paid the principal balance and interest of this note. At December 31, 2019 and 2018, the outstanding principal balance of the note was $0.

On September 1, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $7,500 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the note was 10%. The Company repaid $4,000 on July 11, 2016. In August 2018, the Company fully paid the principal balance and interest of this note. At December 31, 2019 and 2018, the outstanding principal balance of this note was $0.

On October 31, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $2,500 to a related party. The note was due on December 26, 2016. The annual interest rate for the note was 10%. In May 2018, the Company repaid the principal balance of this note. At December 31 ,2019 and 2018, the outstanding principal balance of the note was $0.

On May 25, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $800 to a related party. The note was due on December 31, 2017. The annual interest rate for the note was 10%. In May 2018, the Company repaid the principal balance of this note. At December 31, 2019 and 2018, the outstanding principal balance of the note was $0.

On February 28, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on August 28, 2017. The annual interest rate for the note was 10%. In January 2018, the Company repaid the principal balance of this note. At December 31, 2019 and 2018, the outstanding principal balance of the note was $0.

Item 6. Other Information

None.

Item 7. Financial Statements

The financial statements required by this Item 7 are included in this Annual Report following Item 8 hereof.

Item 8. EXHIBITS

Index to Exhibits

Item Number	Exhibit
2.1	Amended and Restated Articles of Incorporation *
2.2	Amended and Restated Bylaws *
2.3	Certificate of Designation of Series A Preferred Stock *
3.1	Form of Stock Certificate**
4.1	Form of Subscription Agreement**
6.1	Form of Master Services Agreement with FundAmerica, LLC and FundAmerica Stock Transfer***
6.2	Form of Technology Agreement with FundAmerica, LLC***
7.1	Agreement and Plan of Merger, by and among Spherix Incorporated, Spherix Merger Subsidiary Inc., DatChat, Inc. and Darin Myman****

*	Previously filed with the Company’s Offering Statement on Form 1-A on September 23, 2016.
**	Previously filed with the Company’s Amended Offering Statement on Form 1-A on January 12, 2017.
***	Previously filed with the Company’s Amended Offering Statement on Form 1-A on January 25, 2017.
****	Previously filed with the Company’s Current Report on Form 1-U, filed on March 15, 2018.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized.

DATCHAT, INC.

By:	/s/ Darin Myman
Name:	Darin Myman
Title:	Chief Executive Officer

Pursuant to the requirements of Regulation A, this Annual Report on Form 1-K has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Darin Myman	Chief Executive Officer, Chief Financial Officer, and Director	May 6, 2020
Darin Myman	(Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

DATCHAT, INC.

FINANCIAL STATEMENTS

December 31, 2019 and 2018

DATCHAT, INC.

INDEX TO FINANCIAL STATEMENTS

December 31, 2019 and 2018

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of DatChat, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of DatChat, Inc. (the Company) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended December 31, 2019 and 2018, and the related notes to the financial statements (collectively referred to as the financial statements).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years ended December 31, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses, has incurred negative cash flows from operations and has a significant accumulated deficit. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan regarding these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

D. Brooks and Associates CPAs, P.A.

We have served as the Company’s auditors since 2016.

Palm Beach Gardens, Florida

May 6, 2020

DATCHAT, INC.

BALANCE SHEETS

	December 31,
	2019	2018

ASSETS

CURRENT ASSETS:
Cash	$70,774	$199,253
Prepaid expenses	6,000	6,000
Advance deposit	100,000	—

Total Current Assets	176,774	205,253

OTHER ASSETS:
Operating lease right-of-use asset, net	52,580	—

Total Assets	$229,354	$205,253

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$186,469	$100,366
Convertible note payable, net of debt discount	300,000	277,808
Notes payable - related parties	16,500	30,000
Operating lease liability, current portion	23,948	—
Due to related party	13,685	6,289

Total Current Liabilities	540,602	414,463

Long-term liabilities:
Operating lease liability, less current portion	28,632	—
Total Liabilities	569,234	414,463

Commitments and Contingencies - (Note 6)

STOCKHOLDERS' DEFICIT:
Preferred stock ($0.0001 par value; 20,000,000 shares authorized)
Series A Preferred stock ($0.0001 Par Value; 1 Share Authorized;
none issued and outstanding
at December 31, 2019 and 2018, respectively)	—	—
Common stock ($0.0001 par value; 180,000,000 shares authorized;
26,350,711 and 23,840,606 shares issued and outstanding
at December 31, 2019 and 2018, respectively)	2,635	2,384
Common stock to be issued 250 and 80,232 shares,
at December 31, 2019 and 2018, respectively)	—	8
Additional paid-in capital	15,439,527	9,220,601
Subscription receivable	—	(207,497)
Accumulated deficit	(15,782,042)	(9,224,706)

Total Stockholders' Deficit	(339,880)	(209,210)

Total Liabilities and Stockholders' Deficit	$229,354	$205,253

See accompanying notes to financial statements

DATCHAT, INC.

STATEMENTS OF OPERATIONS

	For the Year	For the Year
	Ended	Ended
	December 31, 2019	December 31, 2018

NET REVENUES	$—	$—

OPERATING EXPENSES:
Compensation and related expenses	502,277	497,886
Professional and consulting	167,468	3,882,065
General and administrative	310,854	245,261

Total operating expenses	980,599	4,625,212

OTHER INCOME (EXPENSE)
Interest expense	(176,218)	(288,661)
Loss on debt extinguishment	(5,400,569)	—
Interest income	50	40

Total other expense, net	(5,576,737)	(288,621)

NET LOSS	$(6,557,336)	$(4,913,833)

NET LOSS PER COMMON SHARE:
Basic and diluted	$(0.26)	$(0.20)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING:
Basic and diluted	25,525,151	24,185,317

See accompanying notes to financial statements

DATCHAT, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2019 and 2018

					Common
	Preferred Stock		Common Stock		Stock		Additional	Deferred			Total
					to be issued		Paid-in	Stock	Subscription	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Compensation	Receivable	Deficit	Deficit

Balance, December 31, 2017	1	—	19,494,750	1,949	4,258,205	426	7,626,708	(3,592,500)	—	(4,310,873)	(274,290)

Sale of common stock, net of offering costs	—	—	1,087,651	109	80,232	8	1,253,793	—	(207,497)	—	1,046,413

Return of preferred stock	(1)	—	—	—	—	—	—	—	—	—	—

Beneficial conversion and fair value of warrants in connection with issuance of convertible notes payable	—	—	—	—	—	—	240,000	—	—	—	240,000

Common stock issued for common stock issuable	—	—	4,258,205	426	(4,258,205)	(426)	—	—	—	—	—

Common stock issued for prepaid services	—	—	550,000	55	—	—	1,099,945	2,592,500	—	—	3,692,500

Return of common stock related to prepaid services	—	—	(1,550,000)	(155)	—	—	(999,845)	1,000,000	—	—	—

Net loss for the year ended December 31, 2018	—	—	—	—	—	—	—	—	—	(4,913,833)	(4,913,833)

Balance, December 31, 2018	—	—	23,840,606	2,384	80,232	8	9,220,601	—	(207,497)	(9,224,706)	(209,210)

Sale of common stock, net of offering costs	—	—	270,202	27	104,921	10	708,563	—	—	—	708,600

Collection of subscription receivable	—	—	—	—	—	—	—	—	207,497	—	207,497

Common stock issued for services	—	—	5,000	1	—	—	9,999	—	—	—	10,000

Common stock issued for common stock issuable		—	184,903	18	(184,903)	(18)	—	—	—	—	—

Issuance of common stock in connection with forbearance and exchange agreement	—	—	2,050,000	205	—	—	5,500,364	—	—	—	5,500,569

Net loss for the year ended December 31, 2019	—	—	—	—	—	—	—	—	—	(6,557,336)	(6,557,336)

Balance, December 31, 2019	—	$—	26,350,711	$2,635	250	$—	$15,439,527	$—	$—	$(15,782,042)	$(339,880)

See accompanying notes to financial statements

DATCHAT, INC.

STATEMENTS OF CASH FLOWS

	For the Year	For the Year
	Ended	Ended
	December 31, 2019	December 31, 2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,557,336)	$(4,913,833)
Adjustments to reconcile net loss to net cash
used in operating activities:
Amortization of software development cost	—	26,882
Amortization of ROU asset	20,029	—
Amortization of debt discount	22,192	277,808
Loss on debt extinguishment	5,400,569	—
Stock-based forbearance fee	100,000	—
Stock-based compensation	10,000	3,692,500
Changes in operating assets and liabilities:
Prepaid expenses	—	(6,000)
Advance deposits	(100,000)	—
Accounts payable and accrued expenses	86,103	(56,473)
Operating lease liability	(20,029)	—

NET CASH USED IN OPERATING ACTIVITIES	(1,038,472)	(979,116)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from a related party	236,783	43,236
Payments on related party advances	(229,387)	(46,923)
Net proceeds from convertible notes payable	—	240,000
Repayment of notes payable - related parties	(13,500)	(46,800)
Repayment of notes payable		(10,000)
Repayment of convertible notes payable	—	(91,000)
Collection of subscription receivable	207,497	—
Proceeds from sale of common stock
and common stock to be issued	708,600	1,046,413

NET CASH PROVIDED BY FINANCING ACTIVITIES	909,993	1,134,926

NET INCREASE (DECREASE) IN CASH	(128,479)	155,810

CASH - beginning of year	199,253	43,443

CASH - end of year	$70,774	$199,253

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,500	$303
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Subscription receivable from sale of common stock	$—	$207,497
Debt discount in connection with convertible notes	$—	$240,000
Operating lease right-of-use asset and operating lease liability recorded upon adoption of ASC 842	$72,609	$—

See accompanying notes to financial statements

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

DatChat, Inc. (the “Company”) was incorporated in the State of Nevada on December 4, 2014 under the name of YssUp, Inc. On March 4, 2015, the Company’s corporate name was changed to Dat Chat, Inc. In August 2016, the Board of Directors of the Company approved to change the name of the Company from Dat Chat, Inc. to DatChat, Inc. The Company established a fiscal year end of December 31. The Company’s principal business is focused on its mobile messaging application that provides a traditional messaging platform, while providing users with complete privacy and control features for their sent messages. The Company’s mobile messaging application is called DatChat Messenger which is currently a free messaging application. Once the Company achieves critical mass of users, the Company will offer new features and will charge fees and generate revenues from the added features.

Basis of presentation and going concern

As reflected in the accompanying financial statements, the Company has incurred a net loss of $6,557,336 and net cash used in operations of $1,038,472, respectively, for the year ended December 31, 2019.  Additionally, the Company has an accumulated deficit of $15,782,042 at December 31, 2019 and has not generated revenues since inception. These circumstances cause substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. Currently, management is seeking capital to implement its business plan.   Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, valuation of warrants issued with debt, and the value of stock-based compensation expenses.

Cash and cash equivalents

The Company considers all highly liquid debt instruments and other short-term investments with maturity of three months or less, when purchased, to be cash equivalents. The Company held no cash equivalents at December 31, 2019 and 2018. The Company maintains cash balances at one financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2019 and 2018, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair value measurements and fair value of financial instruments

The carrying value of certain financial instruments, including cash, accounts payable and accrued expenses, convertible notes payable, notes payable – related party and due to related party are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition

The Company will recognize revenue in accordance with ASC Topic 606 Revenue from Contracts with Customers, which requires revenue to be recognized in a manner that depicts the transfer of goods or services to customers in amounts that reflect the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company will further analyze its revenue recognition policy when it enters into revenue producing customer contracts.

Advertising Costs

The Company applies ASC 720 “Other Expenses” to account for advertising related costs. Pursuant to ASC 720-35-25-1, the Company expenses the advertising costs when the first time the advertising takes place. Advertising costs were $197,358 and $134,721 for the year ended December 31, 2019 and 2018, respectively, and are included in general and administrative expenses on the statement of operations.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for all leases with a term greater than 12 months regardless of their classification. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606. The updated guidance is effective for interim and annual periods beginning after December 15, 2018.

On January 1, 2019, the Company adopted ASU No. 2016-02, applying the package of practical expedients to leases that commenced before the effective date whereby the Company elected to not reassess the following: (i) whether any expired or existing contracts contain leases and; (ii) initial direct costs for any existing leases. For contracts entered into on or after the effective date, at the inception of a contract the Company assessed whether the contract is, or contains, a lease. The Company’s assessment is based on: (1) whether the contract involves the use of a distinct identified asset, (2) whether we obtain the right to substantially all the economic benefit from the use of the asset throughout the period, and (3) whether it has the right to direct the use of the asset. The Company will allocate the consideration in the contract to each lease component based on its relative stand-alone price to determine the lease payments.

Operating lease right of use assets (“ROU”) assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company use an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Income taxes

The Company accounts for income taxes pursuant to the provision of Accounting Standards Codification (“ASC”) 740-10, “Accounting for Income Taxes” (“ASC 740-10”), which requires, among other things, an asset and liability approach to calculating deferred income taxes. The asset and liability approach require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company follows the provision of ASC 740-10 related to Accounting for Uncertain Income Tax Positions. When tax returns are filed, there may be uncertainty about the merits of positions taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured at the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceed the amount measured as described above should be reflected as a liability for uncertain tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. The Company believes its tax positions are all more likely than not to be upheld upon examination. As such, the Company has not recorded a liability for uncertain tax benefits.

The Company has adopted ASC 740-10-25, “Definition of Settlement”, which provides guidance on how an entity should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits and provides that a tax position can be effectively settled upon the completion and examination by a taxing authority without being legally extinguished. For tax positions considered effectively settled, an entity would recognize the full amount of tax benefit, even if the tax position is not considered more likely than not to be sustained based solely on the basis of its technical merits and the statute of limitations remains open.  The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they are filed.

Stock-based compensation

Stock-based compensation is accounted for based on the requirements of the Share-Based Payment Topic of ASC 718 which requires recognition in the financial statements of the cost of employee and director services received in exchange for an award of equity instruments over the period the employee or director is required to perform the services in exchange for the award (presumptively, the vesting period). The ASC also requires measurement of the cost of employee and director services received in exchange for an award based on the grant-date fair value of the award.

Through March 31, 2018, pursuant to ASC 505-50 - Equity-Based Payments to Non-Employees, all share-based payments to non-employees, including grants of stock options, were recognized in the financial statements as compensation expense over the service period of the consulting arrangement or until performance conditions were expected to be met. Using a Black Scholes valuation model, the Company periodically reassessed the fair value of non-employee options until service conditions were met, which generally aligned with the vesting period of the options, and the Company adjusted the expense recognized in the financial statements accordingly. In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. Effective April 1, 2018, the Company adopted ASU No. 2018-07 which did not have any material impact on the Company’s financial statements.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Reclassifications

Certain reclassification of prior year amounts have been made to conform to the 2019 presentation. These reclassifications had no effect on net loss or loss per share previously reported.

Basic and diluted net loss per share

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares during the period. Diluted net loss per share is computed using the weighted average number of common shares and potentially dilutive securities outstanding during the period.

The following were excluded from the computation of diluted shares outstanding as they would have had an anti-dilutive impact on the Company’s net loss. In periods where the Company has a net loss, all dilutive securities are excluded.

	December 31,
	2019	2018
Common stock equivalents:
Stock warrants	2,625,000	1,875,000
Convertible notes payable	1,500,000	1,500,000
Total	4,125,000	3,375,000

Recent accounting pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. The new guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods and is applied retrospectively. The Company elected to apply the transition provisions as of January 1, 2019, the date of adoption, and recorded lease ROU assets and related liabilities on the balance sheet related to the Company’s lease for office space.

In May 2017, the FASB issued ASU 2017-09, “Compensation - Stock Compensation”. The update provides guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in ASC Topic 718. An entity shall account for the effects of a modification described in ASC paragraphs 718-20-35-3 through 35-9, unless all the following are met: (1) The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified; (2) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and (3) The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The provisions of this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Company’s adoption of this guidance on January 1, 2018 did not have a material impact on the Company’s results of operations, financial position and related disclosures.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

In June 2018, the FASB issued ASU No. 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies several aspects of the accounting for nonemployee share-based payment transactions by expanding the scope of the stock-based compensation guidance in ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. ASU No. 2018-07 is effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods. Early adoption is permitted, but entities may not adopt prior to adopting the new revenue recognition guidance in ASC 606. The adoption of this guidance had no material impact on its accounting and disclosures.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – SOFTWARE DEVELOPMENT COSTS

Software development costs, net consisted of the following:

		December 31,
	Estimated life	2019	2018
Software development costs	3 years	$—	$161,292
Less: Accumulated amortization		—	(161,292)
		$—	$—

Amortization expense was $0 and $26,882 for the years ended December 31, 2019 and 2018, respectively.

NOTE 3 – OPERATING LEASE RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY

In January 2019, the Company renewed and extended the term of its lease facility for another three-year period from January 2019 to December 2021 starting with a monthly base rent of $2,567 plus a pro rata share of operating expenses beginning January 2019. The base rent is subject to annual increases beginning the 2nd and 3rd lease year as defined in the lease agreement. In addition to the monthly base rent, the Company is charged separately for common area maintenance which is considered a non-lease component. These non-lease component payments are expensed as incurred and are not included in operating lease assets or liabilities.

On January 1, 2019, upon adoption of ASC Topic 842, the Company recorded right-of-use asset and lease liability of $72,609.

Right-of- use asset is summarized below:

December 31, 2019
Office lease (36 months)	$72,609
Less accumulated amortization	(20,029)
Right-of-use asset, net	$52,580

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 3 – OPERATING LEASE RIGHT-OF-USE ASSET AND OPERATING LEASE LIABILITY (CONTINUED)

Operating lease liability are summarized below:

December 31, 2019
Office lease	$72,609
Reduction of lease liability	(20,029)
Total lease liability	52,580
Less: current portion	(23,948)
Long term portion of lease liability	$28,632

Minimum lease payments under non-cancelable operating lease at December 31, 2019 are as follows:

Year ended December 31, 2020	$31,500
Year ended December 31, 2021	32,200
Total	$63,700
Less: present value discount	(11,120)
Total operating lease liability	$52,580

NOTE 4 – RELATED PARTY TRANSACTIONS

Due to Party Related

The Company’s officer, Mr. Darin Myman, from time to time, provides advances to the Company for working capital purposes. At December 31, 2019 and 2018, the Company had a payable to the officer of $13,685 and $6,289, respectively. These advances were short-term in nature and non-interest bearing. During the year ended December 31, 2019, Mr. Myman provided advances to the Company for working capital purposes totaling $236,783 and the Company repaid $229,387 of these advances. During the year ended December 31, 2018, Mr. Myman provided advances to the Company for working capital purposes totaling $43,236 and the Company repaid $46,923 of these advances.

Notes Payable – Related Parties

On May 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $30,000 to a principal stockholder of the Company. The note was due on July 29, 2015. The annual interest rate for the loan is 10%. The Company defaulted to repay the note when it was due. On February 25, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 31, 2016. In accordance with the extension agreement, the Company and the lender agreed to increase the amount of the principal of the note by $5,000 as penalty for the Company’s failure to repay the note on July 29, 2015. In connection with the increase in principal amount of $5,000, the Company recorded non-cash interest expense of $5,000 on February 25, 2016. On October 25, 2017, the Company agreed to pay an additional $5,000 as penalty fee for the extension of maturity date to June 30, 2018. Between October 2018 and November 2018 the Company paid a total principal amount of $10,000. Between March 2019 and December 2019, the Company paid a total principal amount of $13,500. At December 31, 2019 and 2018, the principal balance of this note was $16,500 and $30,000, respectively. This note is currently in default.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 4 – RELATED PARTY TRANSACTIONS (CONTINUED)

On June 26, 2015, the Company entered into a promissory note agreement, providing for the issuance of a promissory note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the loan was 10%. In August 2018, the Company fully paid the principal balance and interest of this note. At December 31, 2019 and 2018, the note had no outstanding balance.

On September 1, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $7,500 to a principal stockholder of the Company. The note was due on December 26, 2016. The annual interest rate for the note was 10%. The Company repaid $4,000 on July 11, 2016. In August 2018, the Company fully paid the principal balance and interest of this note. At December 31, 2019 and 2018, the note had no outstanding balance.

On October 31, 2016, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $2,500 to a related party. The note was due on December 26, 2016. The annual interest rate for the note was 10%. In May 2018, the Company repaid the principal balance of this note. At December 31, 2019 and 2018, the note had no outstanding balance.

On May 25, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $800 to a related party. The note was due on December 31, 2017. The annual interest rate for the note was 10%. In May 2018, the Company repaid the principal balance of this note. At December 31, 2019 and 2018, the note had no outstanding balance.

On February 28, 2017, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $15,000 to a principal stockholder of the Company. The note was due on August 28, 2017. The annual interest rate for the note was 10%. In January 2018, the Company repaid the principal balance of this note. At December 31, 2019 and 2018, the note had no outstanding balance.

As of December 31, 2019 and 2018, accrued interest related to the notes above amounted to $22,163 and $21,341, respectively, and is included in accounts payable and accrued expenses on the accompanying balance sheets.

NOTE 5 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE

Non-Convertible Notes Payable

On September 29, 2015, the Company entered into a promissory note agreement, providing for the issuance of a note in the principal amount of $10,000 to an unrelated party. The note was due on December 26, 2015. The annual interest rate for the note was 24%. On June 16, 2016, the Company entered into an extension agreement with the lender to extend the maturity date of the note to December 26, 2016. In August 2018, the Company repaid the principal balance of this note. At December 31, 2019, the note had no outstanding balance.

Convertible Notes Payable

Convertible notes payable consisted of the following:

	December 31, 2019	December 31, 2018
Convertible notes payable	$300,000	$300,000
Unamortized debt discount	—	(22,192)
Total convertible notes payable	$300,000	$277,808

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 5 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE (CONTINUED)

On July 3, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $60,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $10,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 250,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. On November 3, 2017, the Company entered into an extension agreement with this note holder to extend the maturity date of the note to December 28, 2017. In accordance to the extension agreement, the Company and the note holder agreed to pay $10,000 as penalty for the Company’s failure to repay the note in November 2017. Such $10,000 penalty was paid in November 2017. The Company fully paid this note in March 2018. At December 31, 2018, the note had no outstanding balance.

On July 27, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $6,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $1,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 25,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. On November 3, 2017, the Company entered into an extension agreement with this note holder to extend the maturity date of the note to December 28, 2017.

In accordance to the extension agreement, the Company and the note holder agreed to pay $1,000 as penalty for the Company’s failure to repay the note in November 2017, thereby increasing the principal amount to $7,000. The Company fully paid this note in February 2018. At December 31, 2018, the note had no outstanding balance.

On August 10, 2017, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $24,000. The senior convertible promissory note was due on November 3, 2017. The Company paid original issuance cost of $4,000 in connection with this note payable which was amortized over the term of the note. Any amount of principal on this note which is not paid when due shall bear a default interest at the rate of twenty percent (20%) per annum from the maturity date thereof until the same is paid. The note holder shall have the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company granted the note holder 100,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share. The Company fully paid this note in August 2018. At December 31, 2019, the note had no outstanding balance.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 5 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE (CONTINUED)

On January 26, 2018, the Company issued a senior convertible promissory note to an unrelated party for a principal amount of $300,000. The senior convertible promissory note and all accrued interest were due on January 26, 2019. The Company paid issuance costs of $60,000 in connection with this note payable which is being amortized over the term of the note. Any amount of principal or interest on this note which was not paid when due would bear interest at the rate of 18% per annum from the due date thereof until the same was paid. The note holder had the right from the date of issuance of this note to convert any outstanding unpaid principal amount and accrued interest into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, was subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Additionally, in connection with the issuance of this note, the Company had granted the note holder 1,500,000 five year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share subject to applicable adjustments including full ratchet anti-dilution in the event that the Company issue any securities at a per share price lower than the exercise price then in effect. The Company recorded amortization of debt discount and original issuance cost of $22,192 and $277,808 during the years ended December 31, 2019 and 2018, respectively, and has been included in interest expense on the statement of operations.

During the year ended December 31, 2018, the Company accounted for the warrants issued with the senior convertible promissory notes by using the relative fair value method. The total debt discount consisted of beneficial conversion feature and relative fair value of the warrants of approximately $240,000 using a Black-Scholes model with the following assumptions: stock price at valuation date of $2.00 based on recent sales price of common stock in a private placement during that time, exercise price of $0.20, dividend yield of zero, expected term of 5.00, a risk free rate of 2.47%, and expected volatility of 89% using volatilities of similar companies.

On January 26, 2019, the Company entered into a Forbearance and Exchange Agreement (the “Agreement”), whereby the Company failed to repay a convertible note issued on January 26, 2018 for $300,000 and the Company obtained a forbearance of the maturity date default. The note holder agreed to forbear from declaring a breach of transaction, declaring an occurrence of any event of default and demanding any amounts due until February 5, 2019. However, the balance began to accrue interest at a rate of 18% due to failure to repay the balance. In exchange for the forbearance, the Company agreed to cancel the previously issued detached warrant to acquire 1,500,000 shares of common stock and reissue 4 year new warrants to acquire 2,250,000 shares of common stock at an exercise price of $0.20 per share subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the exercise price then in effect.

On April 5, 2019, the Company entered into a Second Forbearance and Exchange Agreement (the “Second Agreement”) whereby the Company agreed to exchange the original note for a new note with a principal amount of $300,000 and 2,000,000 shares of the Company’s common stock (see Note 6). The new note holder is Spherix Incorporated (“Spherix”). If the Company failed to pay the outstanding principal and accrued interest under the new note by August 26, 2019, then the principal of the new note shall be increased to an amount equal to 150% of the then principal amount or equal to $450,000. The Company did not make the payment by August 26, 2019 however, the Company and Spherix entered into a new agreement (Securities and Purchase Agreement) on October 1, 2019 as discussed below. As such, the 150% increase in principal did not occur. The annual interest rate for the new note is 18%. The note holder shall have the right to convert any outstanding unpaid principal amount and accrued interest under the new note into the Company’s common stock at a conversion price equal to $0.20 per share. The conversion price, however, is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect. Pursuant to the Second Agreement, the Company also granted the note holder a put to require the Company to purchase 200,000 shares of common stock from the note holder for a price of $1.50 upon the occurrence of a certain events such as the sales of any assets, grants of any licenses, consummates any offering in exchange for cash or other consideration or otherwise any event in which the Company receives any cash payment or consideration as defined in the Second Agreement.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 5 – CONVERTIBLE AND NON-CONVERTIBLE NOTES PAYABLE (CONTINUED)

The Company valued the 2,000,000 shares of common of stock at the fair value of $4,000,000 or $2.00 per share based on the recent sales price of common stock in a private placement during that time. Additionally, the Company determined any incremental expense from the warrant modification which resulted in an additional grant of 750,000 warrants with the same terms as the original warrant issuance on the date of modification. Each additional warrant was valued on the grant date at approximately $1.87 per warrant or a total of $1,400,569 using a Black-Scholes option pricing model with the following assumptions: stock price at valuation date of $2.00 based on recent sales price of common stock in a private placement during that time, exercise price of $0.20, dividend yield of zero, expected term of 4.00 years, a risk free rate of 2.47%, and expected volatility of 89% using volatilities of similar companies . In connection with the Second Agreement, the Company accounted for the fair value of the issuance of 2,000,000 shares of common stock and 750,000 additional warrants using guidance in ASC 407-50-40 Debt Modification and Extinguishments and recorded loss on debt extinguishment of $5,400,569 during the year ended December 31, 2019 which is presented as such on the statements of operations.

Additionally, in accordance with ASU 2017-11, the down round feature relating to the conversion feature whereby the conversion price is subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the conversion price then in effect is no longer classified as a liability and embedded conversion option with down round features are no longer bifurcated. The Company shall recognize the value of the effect of a down round feature in an equity-classified freestanding financial instrument each time it is triggered.

On October 1, 2019, the Company entered into a Securities Purchase Agreement with Spherix. The Company agreed to purchase back the 2,250,000 warrants and 2,000,000 shares of the Company’s common stock currently owned by Spherix and pay-off the $300,000 convertible note (collectively “Securities”) in consideration for cash purchase price of $250,000 to be paid in five equal installments of $50,000 at the end of each calendar month commencing October 31, 2019. As continuing collateral security for the Company’s obligation to pay the purchase price installments, the Company hereby pledges and assigns to Spherix a continuing security interest in the Securities. The Company paid a total of $100,000 towards this agreement which has been recorded as an advance deposit on the balance sheet as of December 31, 2019 as Spherix will not apply payments made against the outstanding principal on the convertible note balance until all five agreed upon installment payments are made by the Company which has not yet occurred as of the date of this filing (see Note 9). Additionally, Spherix agreed to defer the December 31, 2019 installment payment at the Company’s request in exchange for the issuance of 50,000 shares of the Company’s common stock with a the fair value of $100,000 or $2.00 per share based on recent sales of common stock in a private placement. The Company recorded the issuance of these shares as interest expense during the year ended December 31, 2019 (see Note 6).

As of December 31, 2019 and 2018, accrued interest related to the convertible note payable amounted to $53,127 and $0, respectively, and was included in accounts payable and accrued expenses in the accompanying balance sheets.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 6 – STOCKHOLDERS’ DEFICIT

Shares Authorized

In August 2016, the Board of Directors of the Company approved and authorized an amendment to its articles of incorporation to designate 20,000,000 shares of preferred stock. Consequently, the authorized capital stock consists of 200,000,000 shares, of which 180,000,000 are shares of common stock and 20,000,000 are shares of preferred stock.

Preferred stock

In August 2016, the Company designated 1 share of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) and has a stated value equal to $1.00 as may be adjusted for any stock dividends, combinations or splits. Each one (1) share of the Series A Preferred Stock shall have voting rights equal to (x) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote divided by (y) forty-nine one hundredths (0.49) minus (z) the total issued and outstanding Common Stock eligible to vote at the time of the respective vote. The Series A Preferred Stock does not convert into equity of the Company. The Series A Preferred Stock does not contain any redemption provision.

On August 19, 2016, the Company issued 1 share of its Series A Preferred Stock to the CEO of the Company for services provided. On March 12, 2018, the CEO of the Company returned the 1 share of Series A Preferred Stock to the treasury of the Company for the sole purpose of retiring the surrendered shares. The Company recorded the return of the Series A Preferred Stock at par value against additional paid in capital.

Common stock

Sales of Common Stock

During the year ended December 31, 2019, the Company sold 375,123 shares of its common stock at $2.00 per common share for gross proceeds of $750,246 and net proceeds of $708,600 after escrow fees related to the private placement sale. In connection with these sales of common stock, the Company issued 374,873 shares of common stock and there were 250 shares of common stock to be issued as of December 31, 2019.

During the year ended December 31, 2018, the Company sold 167,883 shares of its common stock at $2.00 per common share for gross proceeds of $335,766 and net proceeds of $328,910 after escrow fees related to the private placement sale. In connection with these sales of stocks, the Company issued 87,651 shares of common stock and there were 80,232 shares of common stock to be issued as of December 31, 2018.

On August 8, 2018, the Company and Spherix (see Note 7) executed a securities purchase agreement whereby the Company sold 1,000,000 shares of the Company’s common stock for a total of $1,000,000 consisting of (i) a cash payment of $500,000, (ii) the prior advance deposits to the Company, and (iii) the obligation to pay certain specified future compensation expenses of the Company. Between August 2018 and December 2018, the Company collected net proceeds of $717,503 after related private placement legal fees of $75,000 and recorded subscription receivable of $207,497 in connection with this securities purchase agreement. The Company collected the remaining subscription receivable balance in year 2019 through payment of compensation expenses by Spherix on the Company’s behalf.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 6 – STOCKHOLDERS’ DEFICIT (CONTINUED)

There were a total of 250 and 80,232 shares of common stock to be issued as of December 31, 2019 and 2018, respectively. Such 80,232 shares of common stock issuable at December 31, 2018 were issued during the year ended December 31, 2019.

Common stock for services

On October 2, 2019, the Company issued 5,000 shares of its common stock to an employee as severance fee upon termination. The Company valued these common shares at the fair value of $10,000 or $2.00 per common share based on sales of common stock in the recent private placement.

On January 8, 2018, the Company entered into one-year consulting agreements with two consultants who have agreed to provide general business consulting services to the Company. The agreements expire on January 8, 2019. In accordance to these consulting agreements, the Company shall pay the consultants an aggregate of 550,000 shares of the Company’s common stock. On January 8, 2018, the Company issued 550,000 shares of its common stock to the consultants. The Company valued these common shares at the fair value of $1,100,000 or $2.00 per common share based on the sale of common stock in the recent private placement.

On December 14, 2018, a consultant agreed to return the 50,000 shares of commons stock granted to him in connection with the advisory agreement dated on January 8, 2018. The Company recorded the return of 50,000 shares of common stock at par value against additional paid in capital.

In connection with the issuance of the common stock for services, the Company recorded stock-based compensation of $10,000 and $3,692,500 for the years ended December 31, 2019 and 2018, respectively.

Common stock issued in connection with Forbearance and Exchange Agreement and Securities Purchase Agreement

As disclosed in Note 5, the Company issued 2,000,000 share of the Company’s common stock upon the execution of a Second Forbearance and Exchange Agreement. The Company valued the 2,000,000 shares of common stock at the fair value of $4,000,000 or $2.00 per share based on recent sales of common stock in a private placement. .

Additionally, as disclosed in Note 5, Spherix agreed to defer a December 31, 2019 installment payment at the Company’s request that was due pursuant to a Securities Purchase Agreement executed on October 1, 2019 between the Company and Spherix in exchange for the issuance of 50,000 shares of the Company’s common stock with a the fair value of $100,000 or $2.00 per share based on recent sales of common stock in a private placement.

Common Stock Warrants

A summary of the Company’s outstanding stock warrants and changes during the period presented below:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance at December 31, 2017	375,000	$0.20	4.53
Granted	1,500,000	0.20	5.00
Balance at December 31, 2018	1,875,000	0.20	3.97
Cancelled	(1,500,000)	0.20	-
Granted	2,250,000	0.20	4.00
Balance at December 31, 2019	2,625,000	$0.20	3.00
Warrants exercisable at December 31, 2019	2,625,000	$0.20	3.00
Weighted average fair value of warrants granted during the year ended December 31, 2019		$0.20

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 6 – STOCKHOLDERS’ DEFICIT (CONTINUED)

In January 2019, in connection with the Forbearance and Exchange Agreement (see Note 5), the Company agreed to cancel the previously issued detached warrant to acquire 1,500,000 shares of common stock related to a convertible note dated in January 2018 (see Note 5) and reissue four- year new warrants to acquire 2,250,000 shares of common stock at an exercise price of $0.20 per share subject to full ratchet anti-dilution in the event that the Company issues any securities at a per share price lower than the exercise price then in effect.

In January 2018, in connection with the issuance of convertible note (see Note 5), the Company granted the note holder 1,500,000 five-year warrants to purchase shares of the Company’s common stock at an exercise price of $0.20 per share.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

The Company entered into a sublease agreement with an affiliated company on January 1, 2015. The CEO of the Company is an officer of the affiliated company. The term of the sublease agreement started on January 1, 2015 and ended on December 31, 2016. In February 2017, the Company terminated such sublease agreement with the affiliated company and entered into an amendment lease agreement with the third-party lessor (see Note 3). The expiration date of the lease was amended to May 31, 2018. During fiscal 2016, the Company paid a monthly base rent of $2,217 plus a pro rata share of operating expenses. The base rent was subject to a monthly increase from $2,217 to $2,275 beginning on June 1, 2016 through May 31, 2017 and a monthly increase from $2,275 to $2,333 beginning on June 1, 2017 through May 31, 2018. In January 2019, the Company renewed and extended the term of its lease facility for another three-year period from January 2019 to December 2021 starting from a monthly base rent of $2,567 plus a pro rata share of operating expenses beginning January 2019 (see Note 3). The base rent is subject to annual increases beginning the 2nd and 3rd lease year as defined in the lease agreement. Rent expense was $35,200 and $32,924 for the years ended December 31, 2019 and 2018, respectively.

On March, 12, 2018, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with (i) Spherix Incorporated (the “Purchaser”), (ii) Spherix Merger Subsidiary, a wholly owned subsidiary of the Purchaser (the “Merger Sub”), and (iii) Darin Myman, the CEO of the Company, whereby the parties intended to effect the merger of the Merger Sub with and into the Company, with the Company continuing as the surviving entity. As consideration for the merger, the Purchaser was to deliver to the Company’s stockholders an aggregate of 46,153,846 shares of the Purchaser common stock. In August 2018, Spherix terminated the Agreement and the planned merger with the Company was not consummated.

On October 1, 2019, the Company entered into a Securities Purchase Agreement with Spherix (see Note 5). The Company agreed to purchase back the 2,250,000 warrants and 2,000,000 shares of the Company’s common stock currently owned by Spherix and pay-off the $300,000 convertible note (collectively “Securities”) in consideration for cash purchase price of $250,000 to be paid in five equal installments of $50,000 at the end of each calendar month commencing October 31, 2019 (see Note 9). As continuing collateral security for the Company’s obligation to pay the purchase price installments, the Company hereby pledges and assigns to Spherix a continuing security interest in the Securities.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 8 – INCOME TAXES

The Company maintains deferred tax assets and liabilities that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The deferred tax assets at December 31, 2019 and 2018 consist of net operating loss carryforwards.

The Company has incurred aggregate net operating losses of approximately $3,371,406 for income tax purposes as of December 31, 2019. The net operating losses carry forward for United States income taxes, which may be available to reduce future years’ taxable income. Management believes that the realization of the benefits from these losses appears unlikely due to the Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset resulting from the net operating losses to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as necessary.

On December 22, 2017, the United States signed into law the Tax Cuts and Jobs Act (the “Act”), a tax reform bill which, among other items, reduced the current federal income tax rate to 21% from 34%. The rate reduction is effective January 1, 2018, and is permanent.

The items accounting for the difference between income taxes at the effective statutory rate and the provision for income taxes for the years ended December 31, 2019 and 2018 were as follows:

	Year Ended December 31, 2019	Year Ended December 31, 2018
Income tax benefit at U.S. statutory rate	$(1,377,040)	$(1,031,905)
Income tax benefit - State	(327,867)	(245,692)
Non-deductible expenses	1,438,518	1,032,280
Change in valuation allowance	266,389	245,317
Total provision for income tax	$—	$—

The Company’s approximate net deferred tax asset at December 31, 2019 and 2018 was as follows:

Deferred Tax Asset:	December 31, 2019	December 31, 2018
Net operating loss carryforward	$876,565	$610,176
Valuation allowance	(876,565)	(610,176)
Net deferred tax asset	$—	$—

Of the $3,371,406 of available net operating losses, $1,403,306 begin to expire in 2034 and $1,968,100 which were generated after the Act’s effective date can be utilized indefinitely subject to annual usage limitations.

The Company provided a valuation allowance equal to the deferred income tax asset for the years ended December 31, 2019 and 2018 because it was not known whether future taxable income will be sufficient to utilize the loss carryforward. The increase in the allowance was $266,389 and $245,317 in years 2019 and 2018.

DATCHAT, INC.

NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2019 and 2018

NOTE 8 – INCOME TAXES (CONTINUED)

Additionally, the future utilization of the net operating loss carryforward to offset future taxable income may be subject to an annual limitation as a result of ownership changes that could occur in the future. If necessary, the deferred tax assets will be reduced by any carryforward that expires prior to utilization as a result of such limitations, with a corresponding reduction of the valuation allowance.

The Company does not have any uncertain tax positions or events leading to uncertainty in a tax position. The Company’s 2017, 2018 and 2019 Corporate Income Tax Returns are subject to Internal Revenue Service examination.

NOTE 9 – SUBSEQUENT EVENTS

In February 2020, the Company made a third installment payment of $50,000 pursuant to the Securities and Purchase Agreement (see Note 5) with Spherix. The Company is currently negotiating on another forbearance agreement related to the 4th and last installment payment.

In March 2020, the Company issued 222,222 shares of common stock in connection with the cashless exercise of 250,000 warrants.

Between January 2020 and April 2020, the Company sold 162,050 shares of its common stock at $2.00 per common share for gross proceeds of $324,100 related to the private placement sale. In connection with these sales of common stock, the Company issued 107,625 shares of common stock and there were 54,425 shares of common stock to be issued as of April 30, 2020.